Exhibit 99.1

Contact:	Jim Ankner (News Media)
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Liz Werner (Investment Community)
(O): (212) 770-7074

MORRIS W. OFFIT ELECTED TO AIG BOARD OF DIRECTORS

NEW YORK, July 11, 2012 – The Board of Directors of American International Group, Inc. (NYSE: AIG) today elected Morris W. Offit a Director. Mr. Offit will serve as a Director until the 2013 Annual Meeting of Shareholders. Mr. Offit has also been named the Chairman of the Finance and Risk Management Committee of the Board.

“I would like to thank Morris for agreeing to rejoin the Board,” said Robert S. (Steve) Miller, Chairman of the AIG Board of Directors. “We look forward to again benefiting from his guidance and deep experience as AIG continues to strengthen its business and work towards making American taxpayers whole plus a profit.”

Mr. Offit previously served as an AIG Director from 2005 until his retirement from the AIG Board at the 2012 Annual Meeting of Shareholders in accordance with the retirement guideline for AIG Directors. However, following the resignation of Donald H. Layton from the Board due to his appointment as Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac) in May 2012 and Ms. Laurette T. Koellner’s resignation from the Board in connection with becoming Executive Chairman of International Lease Finance Corporation, a wholly owned subsidiary of AIG, in June 2012, the Board determined that it was in the best interests of AIG and its shareholders to ask Mr. Offit to rejoin the AIG Board and serve until the 2013 Annual Meeting of Shareholders, as permitted by AIG’s retirement guideline, in light of his knowledge of AIG’s businesses and affairs.

Mr. Offit is currently Chairman of Offit Capital, a wealth management advisory firm, and served as the Co-Chief Executive Officer of Offit Hall Capital Management LLC from 2002 to 2007. He was the founder and former Chief Executive Officer of OFFITBANK, a private bank, from 1990 to 2001. Prior to that, he was President of Julius Baer Securities, a General Partner at Salomon Brothers, an adjunct professor at Columbia Business School, and Head of Stock Research at Mercantile Safe Deposit and Trust Co.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.